                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
    Check the appropriate box:
     / /  Preliminary Proxy Statement
     / / Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
     / /  Definitive Proxy Statement
     / /  Definitive Additional Materials
     /X/  Soliciting Material Under Section 240.14a-12


                            DAIN RAUSCHER CORPORATION
                (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:
     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

Acquisition Questions & Answers

The date after each question indicates when it was added to this Q&A list. To submit a question, send an e-mail to the ACQUISITION QUESTIONS e-mail box.

BENEFITS

COMPENSATION


WHEN CAN WE EXPECT TO BE INFORMED ABOUT DETAILS OF THE RETENTION POOL FOR IES? (10/09/00)

We expect to be able to inform IEs about the details of the retention pool within the next several weeks. In the interim, questions regarding the retention pool should be directed to the PCG regional directors through the branch managers.

WILL OUR COMP AND BENEFITS STRUCTURE CHANGE NOW THAT WE ARE PART OF A CANADIAN COMPANY RATHER THAN A US COMPANY? IF SO, HOW? (09/28/00)

The fact that we are owned by a Canadian company will have little impact on our company. Royal Bank owns several other US companies, and their comp and benefit programs reflect US regulations and geographical market competitiveness. For the year 2001, little will change in our compensation and benefits structure except where stock based plans are impacted by DRC stock converting to cash. During the year, we will review what the other RBC US companies offer and determine whether a common US structure makes sense. This may result in some changes for 2002 and beyond. We remain committed to offering programs that are market competitive and provide for the needs of our employees.

WHAT IS RBC'S COMPENSATION PHILOSOPHY? HOW DOES THEIR BASE-TO-BONUS STRUCTURE COMPARE TO DRC'S? (09/28/00)

The base-to-bonus structure at RBC is similar to Dain's. Incentive compensation rewarding employees based on results is the key philosophy.

HOW WILL THIS AFFECT MY 2000 BONUS? (09/28/00)

All bonus programs will continue as planned for 2000. Employees will still be eligible to receive bonus payments. The bonus pools will continue to accumulate based on Dain Rauscher financial results. The timing of the bonus payments will remain on the normal schedule - February 2001 for calendar year 2000.

HOW WILL THIS AFFECT THE 2000 EPS BONUS FOR NON-EXEMPT EMPLOYEES? (09/28/00)

The 2000 EPS bonus will be determined by the company's full-year financial results. The timing of the bonus payments will remain on the normal schedule - February 2001 for calendar year 2000.

HOW WILL THE RETENTION POOL BE ALLOCATED? (09/28/00)

The vast majority of the retention pool is being allocated to Private Client Group IEs and Capital Markets revenue producers. This is being done to retain those employees who directly serve our clients. This will ensure that our revenue stream continues for future growth and profitability and that we keep important business relationships with our client base.



EMPLOYEE STOCK PURCHASE PLAN


WILL THOSE OF US IN THE EMPLOYEE STOCK PURCHASE PLAN BE REQUIRED TO HOLD THE STOCK FOR ONE YEAR OR WILL FULL VESTING ALLOW FOR IMMEDIATE WITHDRAWAL FROM THE PLAN? (10/09/00)

Employees will be fully vested in their shares when the acquisition is finalized. Those shares will convert to cash, which will be distributed at that time.

WILL RBC HAVE AN EMPLOYEE STOCK PURCHASE PLAN THAT WE WILL BE ABLE TO PARTICIPATE IN? (10/09/00)

Currently there is not a plan similar to the Employee Stock Purchase Plan where we can purchase shares of Royal Bank of Canada at a 15 percent discount. Over the coming months we will explore potential new benefit opportunities that may be available to us through our association with Royal Bank.

WHAT WILL HAPPEN TO THE CONTRIBUTIONS TO THE EMPLOYEE STOCK PURCHASE PLAN THAT I MADE DURING THE THIRD QUARTER? (10/02/00)

All contributions that you made during the third quarter will be invested in Dain Rauscher stock at $79.05 per share (September 29 closing price of $93.00 per share less 15 percent discount). The shares that are held in your account will then be exchanged for $95 each at the closing of the acquisition. The cash proceeds will then be distributed to you.

HOW WILL THIS AFFECT MY EMPLOYEE STOCK PURCHASE PLAN? (09/28/00)

The Employee Stock Purchase Plan, implemented July 1 of this year, will be discontinued as of the end of September. All employee contributions made during the quarter will be invested as described in the plan prospectus, ensuring employees receive the 15% discount. No payroll deductions or investments will be made after that date. We will distribute shares to participants immediately prior to the close of the transaction.



GENERAL


WILL THE LENGTH-OF-SERVICE AWARD PROGRAM STILL BE IN PLACE NEXT YEAR? (10/09/00)

Yes, this program will continue through 2001. It honors employees who celebrate milestone service anniversaries in five-year increments, and includes a company gift and a Visa debit card. As with many other of our benefit programs, we will review this program during the course of the year, which may result in some changes for 2002 and beyond. However, we remain committed to offering programs that are market competitive and provide for the needs of our employees.

WHAT ARE THE STOCK-BASED PLANS THAT WILL BE IMPACTED BY THE TRANSACTION? (09/28/00)

The plans that will be affected include the following:

-    Dain Rauscher Retirement and Savings Plan;
-    Employee Stock Purchase Plan;
- Deferred compensation: Wealth Accumulation Plan (WAP), Management Deferred Stock Plan (MDSP); and
-    DRC stock options and restricted stock grants.
See additional questions for impact on these plans.

HOW WILL THIS AFFECT MY STOCK OPTIONS OR RESTRICTED STOCK? (09/28/00)

The impact on stock options and restricted stock depends on when the stock was granted - a) those granted prior to 2000 and b) those granted in 2000.

Options granted prior to 2000 will fully vest and will be automatically exercised and will be paid out as cash when the transaction closes. Options and restricted stock granted in 2000 will convert to RBC stock when the transaction closes. 2000 options will continue with their current vesting schedule but will fully vest on the two- year anniversary of the transaction close date. You will then be able to exercise those grants on the same terms as you would have with your DRC stock.

Options will create taxable income only as the employee exercises them. However restricted stock grants will generate taxable ordinary income on the date that they vest for the fair market value of the stock on that date.

We are still exploring to what extent we will use RBC stock for option and restricted stock grants going forward.

HEALTH & WELFARE BENEFITS


HOW WILL THIS AFFECT MY INSURANCE AND PAID TIME OFF BENEFITS (HEALTH INSURANCE, ETC.)? (09/28/00)

For 2001, your Dain Rauscher benefit plans will continue, aside from possible enhancements in the Aetna policy, which we have been considering separately. Because RBC owns other US companies, we will look at our benefits programs along with that of the other companies and recommend changes for January 1, 2002. We remain committed to providing a quality benefits program for you.



RETIREMENT PLAN


CAN I STILL CONTRIBUTE TO THE DAIN RAUSCHER STOCK FUND IN THE 401(k)/RETIREMENT PLAN? (10/09/00)

Yes. You can still make contributions into the Dain Rauscher stock fund with new 401(k) contributions until the acquisition transaction closes. You purchase additional units of the stock fund at the price on the day the contributions are made.

WILL I BECOME FULLY VESTED IN THE 401(k)/RETIREMENT PLAN AS A RESULT OF THE ACQUISITION? (10/02/00)

If you are an employee of Dain Rauscher on the date the acquisition closes you will become fully vested in the retirement plan. At that time all unvested balances and all future contributions will be fully vested. If you are not currently participating but are still an employee when the acquisition closes, you will be fully vested if you decide to participate at some point in the future.

WHAT WILL HAPPEN TO MY DAIN RAUSCHER STOCK FUND BALANCE? (10/02/00)

When the acquisition closes your stock fund balance will be fully liquidated at $95 per share of Dain Rauscher stock. You will be able to direct the balance in your stock fund to any of the investment options offered in the plan. We are planning to have Royal Bank of Canada stock and additional mutual funds available to you when the transaction closes. You will receive additional information regarding the election process for investing your stock fund proceeds later this year.

WHAT WILL HAPPEN TO THE REST OF MY RETIREMENT PLAN ACCOUNT BALANCES AND WHAT IF I HAVE AN OUTSTANDING LOAN BALANCE? (10/02/00)

The Dain Rauscher Retirement and Savings plan will remain in place in 2001, and all other account balances and/or loans will be unaffected. During 2001, we will review the design of the plan and compare it with other RBC US companies. If a common US structure makes sense, there may be some plan changes for 2002 and beyond.

HOW WILL THIS AFFECT MY RETIREMENT PLAN? (09/28/00)

The Dain Rauscher Retirement and Savings Plan will continue through 2001. You will continue to receive your fixed and variable matching contribution based on your own participation in the plan. Beyond 2001 we'll be reviewing the plan design, which may result in some changes for 2002 and beyond. One factor we'll be looking at is what other RBC's other US companies offer.

All participants in the retirement plan will become fully vested on the date of the transaction closing. Although vesting will accelerate, all account balances will remain invested within the plan. Because there are no distributions from the plan as a result of change in ownership, you will not receive any taxable income as your account balance vests.

Since DRC shares will be purchased for cash by Royal Bank, you will receive cash in your account as well.

You will be able to direct the cash into other retirement plan investment choices. Royal Bank stock will be offered as an investment option. We will also look at adding additional mutual fund choices to the retirement plan. When these investment decisions are finalized, you will be given information on the new fund choices and instructions on how to reinvest your cash.

SINCE EMPLOYEES ARE NOW AUTOMATICALLY VESTED IN THEIR 401(k) DAIN RAUSCHER STOCK FUND HOLDINGS, HOW ARE WE GOING TO KEEP THEM AT THE NEW COMPANY? (09/28/00)

First of all, we believe that we have a great company. We have strong values that employees find attractive, and a platform that helps people grow in their careers. Our corporate culture is not expected to change, due to the autonomy with which we will be operating.

Being part of a bank offers employees more stability and capital to pursue growth opportunities. We believe that employees will be excited about the business opportunity represented by this combination, as well as the additional career opportunities afforded as part of a larger organization.


WEALTH ACCUMULATION PLAN


WILL I STOP MAKING DEFERRALS TO THE WEALTH ACCUMULATION PLAN (WAP) BECAUSE OF THE ACQUISITION? (10/02/00)

Not immediately. If you are eligible for WAP we will continue to take deferrals from your check until we are closer to the acquisition closing date. When we are able to more accurately determine the actual closing date, we will cease taking deferrals from your paycheck and begin valuing your account for distribution.

WHAT HAPPENS TO MY WEALTH ACCUMULATION PLAN ACCOUNT BALANCE AS A RESULT OF THE ACQUISITION? (10/02/00)

All active employees on the date the acquisition closes will become fully vested in their entire account balance in the plan. In addition, under the plan you are required to receive a complete distribution of your account balance. If the acquisition closes in 2000, you will receive a distribution of your entire account balance prior to the end of the year. Should the transaction close in 2001, you will receive a distribution shortly after the closing date. You are not able to transfer this money into another plan or to keep it deferred. It will be reported to you as ordinary income in the year distributed.

HOW WILL THIS AFFECT MY DEFERRED COMPENSATION (E.G. WEALTH ACCUMULATION PLAN)? (09/28/00)

All deferred compensation programs (WAP, MDSP and Excess plan) will have two events happen as a result of the change in ownership. 1) all unvested balances in the plans will vest in full, and 2) all account balances will be paid out to participants. Account balances will be paid out in cash in the year that the transaction closes. This will create taxable W-2 income in the year payments are made.

Deferrals will not be made from 2000 bonuses. We will notify all affected employees when this has been determined. Any company matching on deferrals that would have occurred for the year, as if the plan had continued, will be paid out in cash to participants in Feb. 2001.

We plan to continue a deferred compensation program in 2001. Because DRC stock is no longer available as a component of these plans, we will take the next 60 days to review the plan provisions. You will receive information about the new plan design and enrollment kits when the new plan is developed.

BUSINESS STRATEGY

SOME NEWS ARTICLES HAVE TALKED ABOUT THE POSSIBILITY OF DAIN RAUSCHER BEING COMBINED WITH DOMINION SECURITIES, RBC'S BROKER-DEALER IN CANADA? IS THAT TRUE? (10/09/00)

It would be difficult for us to merge for a number of reasons:

- There are differences in regulatory requirements between Canada and the United States;
-    From an operational standpoint, they use a different currency than we do;
- RBC has a strong record of letting their affiliated companies operate autonomously, in fact Dominion Securities, their Canadian broker-dealer, has run autonomously for 13 years; and
-    RBC has acquired us to serve as their U.S. growth platform.

WILL DAIN RAUSCHER RENAME "INVESTMENT EXECUTIVE" TO INVESTMENT OR FINANCIAL ADVISOR? (10/09/00)

As you might expect, Dain Rauscher and RBC sometimes use different terminology to describe the same thing. However, we have no plans at this time to change our "Investment Executive " terminology.

AFTER JUST ISSUING NEW CHECKS TO CLIENTS, WILL THEY BE GETTING NEW CHECKS YET AGAIN? (10/09/00)

This is one of the many details we will need to work out over the next several weeks.

HOW AUTONOMOUS WILL THE RBC DAIN RAUSCHER WESSELS BE FROM RBC CORPORATE? (09/28/00)

We will retain our management team, and there will be very few changes in organizational structure at this time. In addition, there will be no immediate changes in daily business operations.

WHAT BUSINESS UNITS WILL WEISER HAVE RESPONSIBILITY FOR UNDER THE NEW STRUCTURE? (09/28/00)

Those who currently report to Irv Weiser will continue to do so except that Peter Grant will report to RBC for business line purposes but will continue to report to Irv for legal and regulatory purposes.

WHAT HAPPENS TO DAIN CORRESPONDENT SERVICES? (09/28/00)

We remain committed to the clearing business, and RBC is buying into our growth strategy and strategic plan, a large part of which is growth in the clearing business.

We will continue to execute that plan and anticipate no changes in the plan as a result of the transaction.

WHAT HAPPENS TO FIXED INCOME CAPITAL MARKETS? (09/28/00)

FICM, as it stands today, will continue to report to John Appel under Irv
Weiser.

WHAT WILL JOHN APPEL'S ROLE BE IN THE NEW RBC DAIN RAUSCHER WESSELS? (09/28/00)

John will continue to be responsible for Fixed Income Capital Markets, legal, compliance and asset management.

WILL DAIN RAUSCHER EXECUTIVE COMMITTEE AND SENIOR MANAGEMENT GROUP CONTINUE TO EXIST? IF SO, WHAT WILL BE THEIR ROLES AND WILL THEIR MEMBERSHIP CHANGE? (09/28/00)

We will reevaluate this as part of the transition plans.

ARE YOU STILL SEARCHING FOR A HEAD OF PRIVATE CLIENT GROUP HEAD TO SUCCEED RON TSCHETTER? (09/28/00)

Yes, we will continue with that search.

WHAT HAPPENS TO THE DAIN RAUSCHER FOUNDATION? (09/28/00)

RBC is very supportive of Dain Rauscher's giving program and has agreed that we will continue to donate up to 5% of our pretax profits to charitable organizations.

RBC currently supports a wide range of community organizations in Canada, giving $25 million to charitable organizations in 1999. The firm is the largest corporate donor to charities in Canada.

WHAT ARE THE ADVANTAGES OF THIS DEAL TO OUR EQUITY CAPITAL MARKETS GROUP? (09/28/00)

This move accelerates our goal of attaining top-tier status in North America within our industry sectors. It provides us with more resources, a broader product range (which allows for deeper client relationships) and the opportunity to grow with our existing client base.

WHAT IS THE GROWTH PLAN FOR THE NEW RBC DAIN RAUSCHER WESSELS? (09/28/00)

We will continue to be guided by our five-year strategic plan. This acquisition will bring us farther down the road, and faster than originally envisioned, in terms of alternative distribution channels and product line expansions. With RBC's support, we also intend to continue to rapidly grow the equity capital markets and explore related new businesses, such as venture capital and asset management.

DOES THIS MEAN OUR IES WILL HAVE TO "CROSS-SELL" BANK PRODUCTS AND PROPRIETARY FUNDS? (09/28/00)

No. IEs will have the opportunity to sell bank products, but there will not be "quotas." Like Dain Rauscher, RBC believes in the importance of objectivity and of putting clients' interests first.

HOW DOES THIS ACQUISITION BENEFIT DAIN RAUSCHER CLIENTS? (09/28/00)

It should help increase client loyalty, to the extent that their relationship with us is expanded to new products. Aside from that, it is our goal to make the combination transparent to clients, and we are counting on you to provide them with the same, excellent service as always during the transition.

WHAT DOES A CANADIAN BANK KNOW ABOUT THE US BROKERAGE AND INVESTMENT BANKING BUSINESS? (09/28/00)

RBC operates the largest brokerage firm in Canada. They're a well-run, successful financial institution and the largest bank in Canada. They have a Standard and Poors' senior debt rating of AA-. Their high regard for us is part of their motivation for structuring this deal so that we retain our autonomy.

WHAT IMPACT DOES THIS HAVE ON PCG'S AGREEMENT WITH COMERICA TO PROVIDE TRUST SERVICES? (09/28/00)

We will continue to offer Comerica products along with other products offered by RBC.

WILL ANY RBC FUNDS BE PART OF FUND ADVISORY SERVICE OR INVESTMENT CHOICE? (09/28/00)

They have no U.S. funds.

WILL ANY DRC JOBS BE ELIMINATED AS A RESULT OF THIS ACQUISITION? IF SO, HOW MANY AND WHERE? (09/28/00)

We expect there will be very few job eliminations, and only by attrition. Given our increased resources, we hope to increase the number of jobs.

WILL ANY "CORPORATE" FUNCTIONS BE MANAGED CENTRALLY BY RBC (OPERATIONS, FINANCE, HR, COMMUNICATIONS, MARKETING, ETC.)? IF SO, WHICH ONES? (09/28/00)

No, most of those jobs will continue to report through Dain Rauscher. Some jobs will have dotted line reporting relationships to RBC. All will continue to report as they do currently.

WHAT DO I TELL MY CLIENTS? (09/28/00)

We would like you to explain that this will not disrupt their service and that they may continue to expect the same great service from you. But in addition, they will have access to some new products (which will vary based on business line). Client letters and statement stuffers will be created to make sure your clients are well informed about the transaction. Please note, all written communications about the transaction must be filed with the SEC. Therefore you must only use firm-approved materials.

HAS A TRANSITION TEAM BEEN FORMED? IF SO, WHO FROM DRC WILL BE ON IT? HOW WILL THE TRANSITION BE MANAGED? (09/28/00)

We will create transition teams representing all affected areas. It will include members from RBC as well as from Dain Rauscher. We will communicate more about the teams in the near future.



NAME CHANGE


WHAT WILL OUR NEW LOGO LOOK LIKE? (10/09/00)

The Marketing Department currently is working in consultation with RBC on the design of our new logo.

IS THE NEW NAME RBC DAIN RAUSCHER IN EFFECT TODAY OR DOES THAT NOT TAKE EFFECT UNTIL THE ACQUISITION IS FINAL? (10/09/00)

Employees should wait until the acquisition is final to use the new name: RBC Dain Rauscher Wessels. Until then, use Dain Rauscher, or for equity capital markets, Dain Rauscher Wessels.

WHAT WILL BE THE NAME OF OUR COMPANY OR AFFILIATE? (09/28/00)

We will become RBC Dain Rauscher Wessels.

WILL WE HAVE OUR OWN LOGO? (09/28/00)

We are likely to adapt RBC's logo. A team will examine this question more closely in the coming weeks.

WILL THE NAME OF THE DAIN RAUSCHER PLAZA CHANGE? IF SO, WHAT WILL THE NEW NAME BE? (09/28/00)

The name of the building will be studied during the transition.

WHEN WILL OUR OFFICES GET NEW SIGNAGE? (09/28/00)

We will begin working with our landlords immediately. However, the process usually takes several months.

WHEN WILL WE GET NEW LETTERHEAD AND BUSINESS CARDS? (09/28/00)

Upon closing of the transaction, we will distribute new letterhead and business cards to people who currently use them.



ROYAL BANK OF CANADA

HOW CAN WE FIND OUT MORE ABOUT RBC? (09/28/00)

RBC has a web site at www.royalbank.com and additional information is posted on InfoNET.

HOW STRONG, FINANCIALLY, IS RBC AND HOW IS IT IMPACTED BY THE CANADIAN ECONOMY, WHICH IS NOT AS ROBUST AS THE US ECONOMY? (09/28/00)

RBC is a very strong financial services firm. It is AA- rated and trades on the New York Stock Exchange at 61 1/4. It has market capitalization of U.S. $18.6 billion and is the number one retail/commercial financial services company and largest wealth management organization in Canada.

WHAT HAS BEEN RBC'S TRACK RECORD IN MANAGING PAST ACQUISITIONS? (09/28/00)

The bank has made acquisitions that add to shareholder value, operate independently and yet leverage its client base and financial services expertise.

HOW AUTONOMOUS HAS DOMINION SECURITIES BEEN SINCE IT WAS ACQUIRED BY RBC? (09/28/00)

Dominion has retained its autonomy since its acquisition by RBC 13 years ago. Dominion's headquarters is in the same city as RBC in a different building. We do not expect RBC to treat us any differently.



TRANSACTION


HOW WAS THE $1.46 BILLION VALUATION WAS REACHED? DID WE HAVE AN "ASKING PRICE" GOING IN? (10/09/00)

The price was negotiated and approved by the Board. Among the things we considered were the pricing and terms of other transactions in our sector. The $1.46 billion figure is arrived at by multiplying the number of shares outstanding by the $95 per share price we agreed upon, plus the cost of the payout of DRC options and the deferred compensation plan.

WHEN THE ACQUISITION CLOSES, WHAT WILL HAPPEN TO THE DAIN RAUSCHER BOARD OF DIRECTORS? (10/09/00)

After the closing date, DRC's Board of Directors will be replaced by a Board made up of Dain Rauscher's Executive Committee members as well as representatives chosen by Royal Bank.

WILL DRC PAY A FOURTH QUARTER DIVIDEND? (10/09/00)

We expect to pay our normal dividend during fourth quarter 2000, subject to board approval.

WHY DID MANAGEMENT SELL AFTER PROMOTING THE CONCEPT OF "INDEPENDENCE" AND THE IMPORTANCE OF "REMAINING INDEPENDENT"? (09/28/00)

We have often said that we believe it is important that we control our own destiny. Our high level of performance has been key to our independence up to this point. In addition, it has enabled us to turn down offers from acquirers when we did not believe the price or the fit were beneficial to our shareholders, clients and employees. As a public company, we have a duty to shareholders to consider all bona fide offers, and this is a very good offer for shareholders. Beyond the price per share, we view this as a "win" at every level, for employees, clients and the community.

- It's a "win" for clients who will retain their relationship with their investment executives but it will give us more resources to serve them.
- It's a "win" for employees on many different levels. We will enjoy more stability and more career opportunities as part of a larger organization. There will be additional resources available for growing our businesses and investing in technology. In addition, all employees are immediately vested in the company's 401(k) plan, including the company's match and profit-sharing contributions. All account balances in the deferred compensation plans (WAP, MDSP, Excess) will also fully vest. Stock options granted prior to 2000 also automatically vest and will be paid out upon change in control, as will deferred plan balances. RBC also is setting up a $200 million pool to retain key employees.
- It's a "win" for the community, given that we will continue to give back 5% of our pretax profits and manage our giving program locally.

WHY DID MANAGEMENT ACCEPT THIS PARTICULAR OFFER? (09/28/00)

In this case, not only were we given an attractive offer, but it was structured so that we can retain our autonomy. We also will have the capital to more quickly fully implement our five-year strategic plan, which includes growing our existing businesses and launching new ones in related fields, such as asset management or venture capital. RBC shares our commitment to growth and has more resources - both people and financial resources - to fuel that growth. As importantly, RBC shares our values and culture as a client-focused firm.

WHY IS $95 PER-SHARE AN "ATTRACTIVE PRICE"? HOW DOES IT COMPARE TO THE PRICE PAID IN OTHER RECENT BANK-BROKERAGE ACQUISITIONS? (09/28/00)

Our multiple is in line with that of other regional firms sold in the past couple of years. Our price of $95 is equal to three times book value, four times tangible book, compared with a median purchase price of comparable brokerage firms in the past few years of 2.7 times book. This price also represents a premium of 104.3% over the Dec. 31, 1999 closing price, and a 19% premium over the Sept. 27 closing price, all at a time when securities firms are trading at all-time highs and Dain Rauscher is at its peak performance.

BROKERAGE FIRM                                MULTIPLE TO BOOK
US Bancorp/Piper Jaffray                      4.0
UBS/Paine Webber                              3.5
KeyCorp/McDonald                              3.0
Chase/Hambrecht & Quist                       3.0
First Union/Wheat First                       3.0
Bankers Trust/Alex. Brown                     2.4
First Union/Everen                            2.4
Wachovia/Interstate Johnson Lane              2.2
Wells Fargo/Ragen MacKenzie                   2.2
MONY/Advest                                   2.0
Median                                        2.7

WERE THERE OTHER OFFERS?  DID WE GET THE BEST PRICE? (09/28/00)

Our strong performance has attracted other preliminary inquiries, but no other firm met our criteria.

WERE THERE OTHER REASONS TO SELL, BESIDES PRICE? (09/28/00)

Yes, and these are as important as price:

-    Cultural fit - both firms are client-focused;
-    Degree of independence post-transaction;
-    Access to capital;
- Ability to leverage our strengths and achieve the growth outlined in our strategic plan; and
-    Dominant market share/industry knowledge of the acquirer.

WHAT ARE THE ADVANTAGES OF THIS DEAL TO RBC? (09/28/00)

RBC is seeking to build a unique global investment bank and strong North American wealth management platform. This acquisition is a significant step toward achieving that goal. In addition, the two firms have complementary investment banking strengths, similar cultures and a common vision. This acquisition also is expected to be accretive to RBC earnings (cash) in year one, accretive to EPS in 2002 and growing thereafter.

WHEN DOES THE ACQUISITION TAKE EFFECT? (09/28/00)

We expect the transaction to close by year end.

WHAT IF I AM OPPOSED TO THE ACQUISITION? (09/28/00)

As a shareholder you will have an opportunity to vote, and there will be pass-through voting rights through the Employee Stock Ownership Plan portion of the retirement plan.

WHAT MAY I COMMUNICATE TO MY CLIENTS OR VENDORS? (09/28/00)

By the end of the week we plan to have client letters and communications available for you to use. All written communications about the transaction must be filed with the SEC. Therefore you must only use firm-approved materials.

HOW DOES THIS ACQUISITION BENEFIT DAIN RAUSCHER EMPLOYEES? (09/28/00)

As shareholders, the purchase price is a 19% premium over the stock's 9/27/00 close. In addition, all employees are immediately vested in the company's 401(k) plan, including the company's match and profit-sharing contributions. Stock options granted prior to 2000 also automatically vest and will be paid out upon change of control, as will balances in the deferred compensation plans From a business perspective, it offers more stability and capital for growth. In addition, our corporate culture is not expected to change, due to the autonomy with which we will be operating. And very few employees' jobs will be affected by the acquisition.

WHAT IS THE TIMETABLE FOR COMPLETING THE TRANSITION? (09/28/00)

The transaction is expected to close by year-end 2000.

Dain Rauscher will be filing a proxy statement and other relevant documents concerning the acquisition with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Dain Rauscher will be available free of charge from Investor Relations.

Dain Rauscher and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Dain Rauscher in favor of the acquisition. The directors and executive officers of Dain Rauscher include the following: J.C. Appel, J.E. Attwell, S.S. Boren, D. Collins, F.G. Fitz-Gerald, P.M. Grant, W.F. Mondale, D.J. Parrin, P.H. Phillippe, C.A. Rundell, Jr., R.L. Ryan, A. R. Schulze, Jr., C.J. Smith , R.A. Tschetter, I. Weiser and K.J. Wessels. Collectively, as of March 2, 2000, the directors and executive officers of Dain Rauscher beneficially owned approximately 8.9% of the outstanding shares of Dain Rauscher common stock. Stockholders of Dain Rauscher may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.